Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 1 DATED MAY 1, 2025
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of April 2025; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of April 2025. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
April 1, 2025	$13.42	$13.51	$13.55	$13.54	$13.41	$13.34	$13.43
April 2, 2025	$13.36	$13.45	$13.49	$13.47	$13.33	$13.28	$13.36
April 3, 2025	$13.36	$13.45	$13.49	$13.47	$13.34	$13.29	$13.36
April 4, 2025	$13.36	$13.45	$13.49	$13.47	$13.34	$13.29	$13.37
April 7, 2025	$13.37	$13.46	$13.50	$13.48	$13.34	$13.30	$13.37
April 8, 2025	$13.37	$13.46	$13.50	$13.48	$13.34	$13.30	$13.38
April 9, 2025	$13.37	$13.46	$13.50	$13.48	$13.35	$13.30	$13.38
April 10, 2025	$13.37	$13.47	$13.50	$13.48	$13.35	$13.30	$13.38
April 11, 2025	$13.37	$13.47	$13.50	$13.49	$13.35	$13.30	$13.38
April 14, 2025	$13.38	$13.47	$13.51	$13.49	$13.36	$13.30	$13.39
April 15, 2025	$13.42	$13.52	$13.55	$13.54	$13.40	$13.35	$13.43
April 16, 2025	$13.42	$13.51	$13.55	$13.53	$13.40	$13.33	$13.42
April 17, 2025	$13.42	$13.51	$13.55	$13.53	$13.40	$13.34	$13.42
April 21, 2025	$13.43	$13.52	$13.56	$13.54	$13.40	$13.34	$13.43
April 22, 2025	$13.43	$13.52	$13.56	$13.54	$13.41	$13.34	$13.43
April 23, 2025	$13.43	$13.52	$13.56	$13.54	$13.41	$13.34	$13.43
April 24, 2025	$13.43	$13.52	$13.56	$13.54	$13.41	$13.34	$13.44
April 25, 2025	$13.43	$13.53	$13.56	$13.54	$13.41	$13.34	$13.44
April 28, 2025	$13.44	$13.53	$13.57	$13.55	$13.41	$13.35	$13.45
April 29, 2025	$13.44	$13.53	$13.57	$13.55	$13.41	$13.35	$13.45
April 30, 2025	$13.44	$13.53	$13.57	$13.55	$13.42	$13.35	$13.45

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of April 2025, we received redemption requests in excess of the 2.0% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose April 2025 redemption request was prorated received approximately 28.6% of such request.